UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

STRAIGHT PATH COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	46-2457757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5300 Hickory Park Drive, Suite 218, Glen Allen, VA 23059
 (Address of principal executive offices, zip code)

(804) 433-1522
 (Registrant’s telephone number, including area code)

With copies to:

Straight Path Communications Inc. 520 Broad Street Newark, New Jersey 07102 Attention: Davidi Jonas	Dov T. Schwell, Esq. c/o Schwell Wimpfheimer & Associates LLP 1430 Broadway, Suite 1615 New York, NY 10018 (646) 328-0795

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered N/A	Name of each exchange on which registered N/A

Securities registered pursuant to section 12(g) of the Act:
Class B common stock, par value $0.01 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

INFORMATION INCLUDED IN INFORMATION STATEMENT
AND INCORPORATED BY REFERENCE IN FORM 10

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

This registration statement on Form 10 (the “Form 10”) incorporates by reference information contained in the information statement filed as exhibit 99.1 hereto (the “information statement”). The cross-reference table below identifies where the items required by Form 10 can be found in the information statement.

Item No.	Item Caption	Location in Information Statement
1.	Business	“Executive Summary” and “Business”
1A.	Risk Factors	“Risk Factors”
2.	Financial Information	“Unaudited Pro Forma Condensed Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”
3.	Properties	“Executive Summary” and “Business”
4.	Security Ownership of Certain Beneficial Owners and Management	“Security Ownership by Certain Beneficial Owners and Management”
5.	Directors and Executive Officers	“Management”
6.	Executive Compensation	“Executive Compensation”
7.	Certain Relationships and Related Transactions, and Director Independence	“Our Relationship with IDT After the Spin-Off and Related Person Transactions”
8.	Legal Proceedings	“Legal Proceedings”
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	“Executive Summary;” “Risk Factors;” “The Spin-Off;” “Dividend Policy;” and “Description of Our Capital Stock”
10.	Recent Sale of Unregistered Securities	“Recent Sale of Unregistered Securities”
11.	Description of Registrant’s Securities to be Registered	“Description of Our Capital Stock”
12.	Indemnification of Directors and Officers	“Description of Our Capital Stock;” and “Our Relationship with IDT After the Spin-Off and Related Person Transactions”
13.	Financial Statements and Supplementary Data including the Consolidated Financial Statements	“Unaudited Pro Forma Condensed Consolidated Financial Data;” “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and “Index to Consolidated Financial Statements”
14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None
15.	Financial Statements and Exhibits
“Unaudited Pro Forma Condensed Consolidated Financial Data”; “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and “Index to Consolidated Financial Statements” and the consolidated financial statements referenced therein

(a)           List of Financial Statements

The following historical and pro forma consolidated financial statements of Straight Path Communications Inc. are included in the information statement and filed as part of this registration statement on Form 10:

(1)	Audited Consolidated Financial Statements, including Report of Independent Registered Public Accounting Firm, as of, and for the fiscal years ended, July 31, 2012 and 2011;

(2)	Condensed Consolidated Balance Sheets as of January 31, 2013 (unaudited) and July 31, 2012;

(3)	Condensed Consolidated Unaudited Statements of Operations for the six months ended January 31, 2013 and 2012; and

(4)	Condensed Consolidated Unaudited Statements of Cash Flows for the six months ended January 31, 2013 and 2012.

(b)           Exhibits

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Exhibit Description
2.1	Form of Separation and Distribution Agreement between IDT Corporation and Straight Path Communications Inc.**
3.1	Form of the Amended and Restated Certificate of Incorporation of Straight Path Communications Inc.
3.2	By-Laws of Straight Path Communications Inc. **
4.1	Specimen common stock certificate of Straight Path Communications Inc.**
*10.1	Form of 2013 Stock Option and Incentive Plan**
10.2	Transition Services Agreement**
10.3	Tax Separation Agreement**
23.1	Consent of Zwick and Banyai, PLLC
99.1	Preliminary Information Statement of Straight Path Communications Inc., subject to completion, dated May 6, 2013
99.2	Consent of Prospective Director – K. Chris Todd
99.3	Consent of Prospective Director – William F. Weld
99.4	Consent of Prospective Director – Fred S. Zeidman
__________________________
* Management contract or compensatory plan or arrangement
** To be filed by amendment

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Davidi Jonas
Name: Davidi Jonas
Title: Chief Executive Officer

Dated: May 6, 2013

INDEX TO EXHIBITS
Exhibit Number	Exhibit Description
2.1	Form of Separation and Distribution Agreement between IDT Corporation and Straight Path Communications Inc.**
3.1	Form of the Amended and Restated Certificate of Incorporation of Straight Path Communications Inc.
3.2	By-Laws of Straight Path Communications Inc. **
4.1	Specimen common stock certificate of Straight Path Communications Inc.**
*10.1	Form of 2013 Stock Option and Incentive Plan**
23.1	Consent of Zwick and Banyai, PLLC
99.1	Preliminary Information Statement of Straight Path Communications Inc., subject to completion, dated May 6, 2013
99.2	Consent of Prospective Director – K. Chris Todd
99.3	Consent of Prospective Director – William F. Weld
99.4	Consent of Prospective Director – Fred S. Zeidman
__________________________
* Management contract or compensatory plan or arrangement
** To be filed by amendment